EXHIBIT 99.1




         ARROW ELECTRONICS APPOINTS M. CATHERINE MORRIS AND KEVIN GILROY
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                         TO ECS OFFICE OF THE PRESIDENT
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FOR IMMEDIATE RELEASE
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       MELVILLE,  N.Y., December 11, 2006 -- Arrow Electronics,  Inc. (NYSE:ARW)
today announced that Kevin Gilroy and M. Catherine Morris have been appointed to the Arrow Enterprise Computing Solutions (ECS) Office of the President, effective January 2, 2007.

       Ms. Morris, who has been serving as acting president of ECS since September 2006, and Mr. Gilroy, who joins Arrow from OnForce, Inc., will both carry the title of ECS President, focusing their efforts on complementary aspects of the position.

       Ms. Morris, with more than 25 years experience in computer products and electronic components distribution, has held a number of senior leadership roles within Arrow. She served as a senior member of the ECS team for over three years with overall responsibilities for finance, operations, logistics, marketing and business development, and IT. Ms. Morris holds a Bachelor of Science degree in finance from Colorado State University. She will be based in Englewood, Colo.

       Mr. Gilroy is a seasoned channel executive who brings a wealth of experience in the enterprise computing industry to this position. Most recently he served as CEO of OnForce, Inc., an online marketplace for on-site technology services. Before joining OnForce, Mr. Gilroy spent 24 years at HP, finishing his career there as senior vice president and general manager of HP's worldwide SMB Operations segment. Mr. Gilroy holds a Bachelor of Science degree in finance from Long Island University and serves on the board of directors for the Computing Technology Industry Association (CompTIA). He will be based in Melville, N.Y.

       "Our ECS business is a critical part of Arrow's strategy as we move forward, and I am pleased to have two talented and experienced executives in our ECS Office of the President," said William E. Mitchell, chairman, president and CEO of Arrow Electronics, Inc. "I am confident that Kevin and Cathy will collaboratively work to lead our ECS business to the next level of worldwide success for the benefit of our customers, vendors and resellers."

       About Arrow

       Arrow Electronics is a major global provider of products, services and solutions to industrial and commercial users of electronic components and computer products. Headquartered in Melville, New York, Arrow serves as a supply channel partner for nearly 600 suppliers and more than 130,000 original equipment manufacturers, contract manufacturers and commercial customers through a global network of over 270 locations in 53 countries and territories.

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       Contact:         Ira M. Birns
                        Vice President and Treasurer
                        631-847-1657


       Media Contact:   Jacqueline F. Strayer
                        Vice President, Corporate Communications
                        631-847-2101